Exhibit 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY PROVIDES UPDATE ON OPERATED EAGLE FORD PRODUCTION;
ANNOUNCES INCREASE IN BORROWING BASE

DENVER, CO September 5, 2012 - SM Energy Company (NYSE: SM) announces that net production from the Company's operated Eagle Ford shale program averaged 230 MMCFE/d in July 2012. For the second quarter of 2012, net production in this program averaged 207 MMCFE/d. SM Energy also announces that it is currently starting up additional tank batteries to allow for continued production growth in its operated Eagle Ford shale program.

Additionally, SM Energy announces the borrowing base on its revolving credit facility has been increased by its bank group to $1.55 billion from $1.4 billion. The Company will maintain its current commitment amount at $1.0 billion, which is sufficient for the Company's expected liquidity needs.

Tony Best, President and Chief Executive Officer, commented, “The operated Eagle Ford program is central to the Company's plans to grow corporate production by 25% in 2012. I am pleased with the program's progress and believe that it will help us meet our production goals for the year. I am also happy to see the increase in our borrowing base despite a challenging commodity price environment for natural gas and NGLs, as it is a reflection of the quality of SM Energy's reserve base.”

INFORMATION ABOUT FORWARD LOOKING STATEMENTS
This release may contain or incorporate by reference forward looking statements within the meaning of securities laws, including estimates, forecasts, plans and projections. The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. The forward looking statements contained in this release speak as of the date of this release. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil, natural gas, and natural gas liquids prices, the uncertain nature of the expected benefits from the acquisition, divestiture, or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of midstream service providers to purchase or market the Company's production, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing for purchasers of oil and gas properties, the ability of the banks in the Company's credit facility to fund requested borrowings, the ability of derivative counterparties to settle derivative contracts in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company's commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy's 2011 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.